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                                                                   Exhibit 10.51

RELEASE AND CONFIDENTIALITY
                                    AGREEMENT

     THIS AGREEMENT ("Agreement"), is made as of this 4th day of February, 2003, by and between Michael J. Velsmid, Jr. ("Employee"), and WestPoint Stevens Inc., a Delaware corporation.

     It is understood that Employee's employment with WestPoint Stevens Inc. (which term shall include its predecessors, successors, subsidiaries, and affiliates, all of which are hereinafter referred to as "WPS") will terminate on January 15, 2003. In order to effect a complete and full satisfaction of any and all claims of either party related to Employee's separation from WPS the parties agree as follows:

     1. CONSIDERATION. For and in consideration of the execution and delivery of this Agreement, and Employee's adherence to the covenants set forth herein, WPS agrees 1) to pay Employee (or his estate in the case of his death) a total of Three Hundred Nine Thousand Dollars ($309,000) (less applicable taxes, premiums and other required withholdings) paid in equal semi monthly installments commencing on the first regular WPS pay period following the seventh day after Employee's execution of this Agreement; 2) to continue paying Employee's current automobile allowance for a period of twelve (12) months from the date of separation; 3) to continue Employee's current group life insurance coverage subject to the payment of the current premium for a period of twelve (12) months from the date of separation; and 4) to allow the continuation of Employee's current group medical and group dental coverage under the provisions of COBRA but paying only the premium paid by active employees for the earlier to occur of twelve (12) months from the date of separation or until Employee first becomes employed. Thereafter any coverage you are entitled to under COBRA will be at employee rates.

     Employee shall be entitled to receive, as his vested benefit in the WestPoint Stevens Supplemental Plan, 96,577 shares of WestPoint Stevens Inc. common stock. The final distribution of Employee's vested benefit in the WestPoint Stevens Key Employee Stock Bonus Plan has previously been distributed to Employee and Employee has earned and will receive no Management Incentive Bonus for the year 2002.

     2. RELEASE. Employee hereby unconditionally releases WPS and all past or present officers, directors, employees, representatives, and agents of WPS from any and all claims arising out of his employment and termination from employment including, but not limited to claims for breach of any implied or express employment contracts or covenants; claims for wrongful discharge, public policy violations, defamation, emotional distress or related claims; or for discrimination based upon age, race, color, religion, sex, national origin, or handicap which he now may have against them. This release will not prevent Employee from exercising any post-termination rights provided by the normal terms of any WPS employee benefit plans subject to the terms of ERISA; provided, however, Employee acknowledges that he is not entitled to any benefit under the WestPoint Stevens Inc. Employee Separation Plan.

     In addition, Employee agrees not to institute any charge, claim, demand, or action based upon any federal, state, or local statutory law, regulation, or any common law theory including, but not limited to, any claims for wrongful discharge or for discrimination based upon the Age Discrimination in Employment Act of 1967 or Title VII of the Civil Rights Act of 1964 (which prohibits discrimination based on race, color, religion, sex, or national origin) or the Americans with Disabilities Act of 1990, against WPS or any of the past or present officers, directors, employees, representatives, or agents of WPS concerning any aspect of his employment or the termination of his employment with WPS.

     3. CONFIDENTIAL INFORMATION AND TRADE SECRETS

     a.TRADE SECRETS. Employee promises not to use, disclose or exploit any Trade Secret of the Company at any time for as long as such information shall remain a trade secret under Georgia law, Section Section 10-1-760, et. seq.. "Trade secret(s)" means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

     b.CONFIDENTIAL INFORMATION. For three (3) years immediately following the Execution Date of the Agreement, Employee shall not, on Employee's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise use or disclose any Confidential Information of the


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     Company. Confidential Information" means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his relationship to the Company and is not generally known to its competitors or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     c. NOTICE OF TRADE SECRET AND CONFIDENTIAL INFORMATION. Employee acknowledges that the Company designates Trade Secrets and Confidential Information to include, without limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; methods of operations and cost data; internal policies and procedures; contracts; personnel information; credit terms; or financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit).

     Employee agrees that he will keep the terms of this Agreement and the amount of the payments specified in paragraph 1 above confidential and he will not disclose the terms of this Agreement or the amount of said payments to anyone unless required by law; provided however, that Employee may disclose to his spouse, accountants, attorneys, tax advisors, financial consultants or advisors such information as may be necessary and required for legal advice, , financial or tax advice, tax planning, financial planning or the preparation of tax returns. This paragraph is subject to and shall be construed in accordance with all applicable federal, state and local laws, statutes and regulations.

     4. RETURN OF COMPANY PROPERTY. As soon as practicable, but in no event later than five (5) days after the Termination Date, Executive will return to the Company all property of the Company then in his possession, including, but not limited to, cellular phones, computers, printers, Palm Pilot type devices, files, records, customer information, Confidential Information, Trade Secrets, and any written or electronic information that might constitute non-public insider information under the Securities and Exchange Act of 1934. Upon return of all property, Executive shall represent to the Company that the has no other Company property in his possession.

     5. NEUTRAL REFERENCE. The Company agrees, in the event it receives inquiries about Employee from third parties, that the Company will provide only a neutral reference which will consist of the confirmation of the fact and dates of Employee's prior employment with the Company, that he resigned from the Company, the positions which he held, his job duties and responsibilities, and the amount of his compensation. Employee agrees that he will direct any inquiry into his employment with the Company to Foy Fisher.

     6. ENFORCEABILITY IN ALL JURISDICTIONS. Employee intends to and hereby confers jurisdiction to enforce any arbitral decision pursuant to Section 10 hereof upon the courts of any jurisdiction within the geographic scope of such covenants and agreements.

     7. BREACH OF AGREEMENT. Should Employee breach this agreement WPS shall be entitled to immediately terminate any payments then being made to Employee pursuant to this agreement and shall be entitled to the return of any and all payments previously made hereunder. WPS shall, in addition be entitled to enforce the equitable remedies set forth below.

     8. EQUITABLE RELIEF. Employee acknowledges that a breach by him of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of any of the provisions contained in this Agreement will cause WPS irreparable injury and damage. By reason thereof, Employee agrees that WPS will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and permanent injunctive and other equitable relief to prevent any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy is to be construed as a waiver or prohibition against pursuing other legal or equitable remedies in the event of such a breach.

     9. MISCELLANEOUS. The covenants, terms and provisions set forth herein shall inure to the benefit of, and shall be enforceable by WPS and affiliates of WPS.

          (a) AMENDMENTS. No amendment or modification of the terms and conditions hereof shall be effective unless contained in a writing signed by Employee and WPS.

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          (b) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

          (c) OTHER AGREEMENTS. The terms of this Agreement shall be cumulative of, and shall not void or supersede, the terms of any agreement by Employee regarding confidentiality or inventions in favor of WPS.

     10. DISPUTE RESOLUTION. Except as necessary to specifically enforce, or enjoin the breach of this Agreement or any provision herein (to the extent such remedies may otherwise be available), any dispute arising out of or relating to this Agreement shall be submitted to binding arbitration by one arbiter under the then existing Commercial Arbitration Rules of the American Arbitration Association in arbitration proceedings conducted in Atlanta, Georgia. The arbiter shall have no power or authority in making his award to modify, enlarge or add to the terms and provisions of this Agreement, except as otherwise expressly agreed herein. The arbiter shall provide the parties a draft of the tentative award and the reasons therefor and permit them to submit briefs supporting or challenging the tentative award. Judgment upon the final award of the arbiter shall be binding upon the parties and may be entered in any court having jurisdiction. The arbiter shall award to the prevailing party reasonable attorneys' fees and expenses from the other party, including any expert fees, which fees and expenses shall be in addition to any other relief which may be awarded.

     11. COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if both parties signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     Employee represents that he has read and understands this Agreement and he voluntarily and knowingly intends to be bound by its terms, that he has been given at least twenty-one (21) days to review and consider the Agreement and understands that he has the right to consult any person or advisor, including his attorney, before signing it. Employee understands that he may revoke this Agreement within seven (7) days of acceptance by giving written notice to L. Foy Fisher, III, Vice President - Human Resources, WestPoint Stevens Inc., 507 West 10th Street, West Point, Georgia 31833. This Agreement will not be effective until the seven-day revocation period has passed and compensation will commence thereafter. Employee's failure to execute and return this Agreement to WPS within thirty (30) days of employment termination or receipt hereof will result in forfeiture of any right to compensation hereunder.

     Should Employee challenge, fail, or refuse to abide by the terms hereof, WPS shall be entitled to the return of all monies paid on behalf of WPS in consideration for this Agreement and shall be entitled to attorneys' fees and any other claims that it may have against him for his breach of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have affixed their hands and seals as of the date first written above.

                    MICHAEL J. VELSMID, JR.

                     Michael J. Velsmid, Jr.
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                    WESTPOINT STEVENS INC.

                    By:  L. Foy Fisher, III
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                    Title:  V.P.-Human Resources
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